 Exhibit 99.01

February 6, 2017	Source: H/Cell Energy Corporation

H/Cell Energy Acquires The Pride Group Pty Ltd

Flemington, NJ, February 6, 2017 (GLOBE NEWSWIRE) -- H/Cell Energy Corporation (OTCQB-HCCC), a company developing clean energy solutions featuring hydrogen energy systems, has announced that effective January 31, 2017, it has acquired The Pride Group Pty Ltd (“Pride”) of Queensland, Australia for 3.8 million shares of H/Cell Energy Corporation common stock which is subject to adjustment if the net tangible asset value does not fall between AUD $200,000 and AUD $300,000 as of the closing date.

Founded in 1997, Pride has had a successful history of systems integration for a variety of customers in the government and commercial sector. Pride has three locations and 35 employees and has been a leader in security systems integration www.pridesecurity.com.au and has launched a new clean energy systems division www.prideenergysystems.com.au to focus on the high growth renewable energy market in Asia-Pacific.

Steve Mullane, Managing Director of Pride, stated “We are very excited to join forces with H/Cell Energy Corporation. Their hydrogen energy technology is clearly cutting edge and gives us the chance to develop opportunities for clean energy solutions in Asia-Pacific.”

Andrew Hidalgo, CEO of H/Cell Energy Corporation, commented “H/Cell Energy Corporation is committed to expanding our company organically and through strategic acquisitions. The acquisition of Pride allows the company to establish itself in the Asia-Pacific region where the renewable energy market is experiencing growth. We look forward to successfully assimilating the acquisition and building shareholder value.”

About H/Cell Energy Corporation:

H/Cell Energy is a systems integrator that focuses on the implementation requirements of clean energy solutions including solar, battery technology and hydrogen energy systems. The company serves commercial and government sectors worldwide. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

H/Cell Energy Corporation

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